Exhibit (h) (2) (d)

SECOND AMENDMENT TO THE STONE RIDGE TRUST

TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT, dated as of this 19th day of September, 2016, to the Transfer Agent Servicing Agreement, dated as of December 15, 2012, as amended July 18, 2016 including the addendum thereto executed May 23, 2013 (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Section 14 of the Agreement provided that the Agreement would continue in effect for a period of three years from the effective date (the “Initial Termination Date”); and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by the parties; and

WHEREAS, the parties desire to extend the Initial Termination Date through December 31, 2017.

NOW, THEREFORE, the parties hereby agree that the first sentence of Section 14 of the Agreement is amended and restated to read as follows:

This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2017.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST	U.S. BANCORP FUND SERVICES, LLC
on behalf of each of the Funds individually and not jointly

By: /s/ Lauren D. Macioce	By: /s/ Michael R. McVoy

Name: Lauren D. Macioce	Name: Michael R. McVoy

Title: Secretary	Title: Executive Vice President

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